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[ACCELERATED NETWORKS LOGO]

                                             For additional information contact:
                                                        ERICA ABRAMS
                                                 (for Accelerated Networks)
                                             Phone: 415-217-7722
                                             Email: erica@blueshirtgroup.com

           ACCELERATED NETWORKS, INC. FILES ANNUAL REPORT ON FORM 10-K

                 Company Reports Revised 2000 Financial Results

MOORPARK, California, May 8, 2001 - Accelerated Networks, Inc. (Nasdaq: ACCL), a leading developer of multiservice broadband access solutions for communications service providers, today announced that the audit of fiscal year 2000 has been completed and the Company has filed its Annual Report on Form 10-K and amended quarterly Reports on Form 10-Q/A for the six and nine month periods ended June 30 and September 30, 2000, respectively, with the Securities and Exchange Commission.

As previously disclosed on April 17, 2001, the Company determined that revenue from sales to one customer recorded in the second quarter of 2000 should be deferred to future periods. This resulted in a revenue deferral of approximately $1.3 million and an increased net loss in the second quarter of approximately $750,000. Revenue on this and all subsequent sales to this customer will be recognized on a sell-through basis, including recognition of approximately $300,000 sold through in the fourth quarter. Upon identifying this transaction, these and other sales were investigated before the Company was able to finalize the fiscal year 2000 financials. No other material adjustments were necessary as a result of the inquiry.

"We thank our investors for their patience while we took the necessary time to fully review our financials for fiscal 2000," said Gary J. Sbona, Chairman and Chief Executive Officer. "This process is now completed and we look forward to quickly reporting our first quarter results."

In addition, due to the global economic downturn impacting telecommunications equipment spending and the additional visibility gained over the past two months, the Company has revised its previously announced unaudited fourth quarter results. The revised results reflect an increase in cost of goods sold related to a charge for expected losses on surplus inventories, and a decrease in revenue related to a sales concession and an additional stock rotation right. Previously, the Company had recorded part of this sales concession as a research and development expense; accordingly, this adjustment decreased previously reported operating expenses.

As disclosed on April 24, 2001, the Company received a Nasdaq Staff Determination that, pursuant to Marketplace Rule 4310(c)(14), its common stock is subject to delisting

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from The Nasdaq National Market because the Company has delayed the filing of its Form 10-K for the period ended December 31, 2000. A hearing is currently scheduled for May 10, 2001 before the Nasdaq Listing Qualifications Panel regarding the Company's stock listing status.

ABOUT ACCELERATED NETWORKS, INC.

Accelerated Networks, headquartered in Moorpark, designs and develops multiservice broadband access (MSBA) products that enable telecommunications service providers to bundle voice and data services over a single broadband access network. These products are designed to allow service providers to efficiently and cost-effectively deliver and manage secure multiservice broadband access services using DSL, T1/E1, NxT1/E1, or DS3/OC-3 technologies. Accelerated's products also allow service providers to leverage emerging technologies such as voice over broadband (VoB) and frame relay over DSL (FRoDSL) over a single broadband access network. Accelerated Networks offers all of the components of a complete multiservice broadband access solution: carrier-class voice gateways, central office and multi-tenant unit concentrators, and a broad range of customer premises integrated access devices
(IADs). For additional information, please visit www.acceleratednetworks.com.

Portions of this press release contain forward-looking statements regarding future events or the future performance of the Company. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from any future performance suggested in such statements. These factors include, but are not limited to, the potential delisting of our common stock from The Nasdaq National Market, the ability of our recently appointed officers, including our CEO and CFO, to quickly integrate with and manage the Company's personnel and business, general market conditions affecting communications service providers purchase of equipment, in particular, DSL-related equipment, changes in service providers' business models, the rate our customers deploy their networks, our customers' ability to secure financing, the timing of order and shipments of products, mix of products sold, changes in the prices of our components, ability to maintain production volumes and secure key components, and our ability to develop new products to meet market demand. The Company undertakes no obligation to publicly update any forward-looking statements whether or as a result of new information, future events or otherwise. Please refer to the Company's periodic filings with the SEC which contain and identify other important factors that could cause actual results to differ materially from those contained in any forward-looking statements.
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                           ACCELERATED NETWORKS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (in thousands)

                                                               DECEMBER 31, 2000
                                                       --------------------------------
                                                       As Previously        As Reported
                                                         Released            (Audited)
                                                       -------------        -----------
ASSETS

Current assets:
  Cash and cash equivalents                              $ 62,194            $ 62,194
  Short term investments                                    7,913               7,913
  Accounts receivable, net                                 17,087              16,637
  Inventories, net                                          9,807               5,267
  Prepaid and other current assets                          1,570               1,569
                                                         --------            --------
Total current assets                                       98,571              93,580
  Property & equipment, net                                10,164              10,164
  Other assets                                                199                 199
                                                         --------            --------
Total assets                                             $108,934            $103,943
                                                         ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities               $ 11,709            $ 14,924
  Debt, less current portion                                   97                  97
  Deferred revenues                                         2,172               3,370
                                                         --------            --------
Total current liabilities                                  13,978              18,391

Debt, less current portion                                    168                 168

Stockholders' equity                                       94,788              85,384
                                                         --------            --------
Total liabilities and stockholders' equity               $108,934            $103,943
                                                         ========            ========

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                           ACCELERATED NETWORKS, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (in thousands, except per share amounts)

                                                        Three Months Ended                   Twelve Months Ended
                                                        December 31, 2000                     December 31, 2000
                                                  ------------------------------        ------------------------------
                                                  As Previously                         As Previously      As Reported
                                                    Released         As Reported          Released           (Audited)
                                                  -------------      -----------        -------------      -----------
Net revenue                                         $  8,387           $  8,046           $ 35,876           $ 34,228
Cost of revenue                                        6,797             15,314             25,597             33,552
                                                    --------           --------           --------           --------
Gross profit                                           1,590             (7,268)            10,279                676

Operating expenses:
Research & product development                         6,142              5,942             23,806             23,606
Sales & marketing                                      5,321              5,321             23,084             23,084
General & administrative                               1,650              1,650              6,522              6,522
Amortization of deferred compensation                   (780)              (780)               (a)                (a)
                                                    --------           --------           --------           --------
Total operating expenses                              12,333             12,133             53,412             53,212
                                                    --------           --------           --------           --------
Loss from operations                                 (10,743)           (19,401)           (43,133)           (52,536)
Interest and other income, net                         1,279              1,279              3,770              3,770
                                                    --------           --------           --------           --------
Loss before provision for income taxes                (9,464)           (18,122)           (39,363)           (48,766)
Provision for income taxes                                --                 --                  1                  1
                                                    --------           --------           --------           --------
Net loss                                              (9,464)           (18,122)           (39,364)           (48,767)
Beneficial conversion feature                             --                                (9,882)            (9,882)
                                                    --------           --------           --------           --------
Net loss applicable to common stockholders          $ (9,464)          $(18,122)          $(49,246)          $(58,649)
                                                    ========           ========           ========           ========
Basic and diluted net loss per share
  applicable to common stockholders                 $  (0.19)          $  (0.37)          $  (1.69)          $  (2.02)
                                                    ========           ========           ========           ========
Shares used to compute basic and diluted
  net loss per share applicable to
  common stockholders                                 49,013             49,013             29,106             29,106
                                                    ========           ========           ========           ========

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(a)  Annual numbers reflect allocation of $6,240 in deferred compensation, consistent with Form 10-K, as follows: $216 to Cost of revenue, $2,270 to Research & product development, $2,190 to Sales & marketing, and $1,564 to General & administrative.

Pro forma information (unaudited):

Pro forma net loss (a) (b)                          $(10,244)          $(18,902)          $(31,739)          $(41,142)
                                                    ========           ========           ========           ========
Pro forma basic and diluted net loss
  per share(a)(b)(c)                                $  (0.21)          $  (0.39)          $  (0.70)          $  (0.90)
                                                    ========           ========           ========           ========
Shares used in computing pro forma basic and
diluted net loss per share(c)                         49,013             49,013             45,490             45,490
                                                    ========           ========           ========           ========

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(a)  Included in sales and marketing expense for the year ended December 31,
     2000 is a $1,385,000 one-time charge for a two-year warrant issued to US West. Pro forma basic and diluted net loss per share excludes the effects of this charge.

(b) Pro forma basic and diluted net loss per share excludes the effect of the amortization of deferred stock compensation and a one-time beneficial conversion feature.

(c) Pro forma basic and diluted net loss per share assumes conversion of the Company's preferred stock which converted to common stock upon the closing of the Company's initial public offering as if the conversion occurred as of the beginning of the year, or date of issuance, if later.